LIST OF SUBSIDIARIES

Jurisdiction of
Name of Subsidiaries	Incorporation

SIIP Holdings, LLC	Delaware, U.S.A.

Superior Industries International Arkansas, LLC	Delaware, U.S.A.

Superior Industries International Asset Management, LLC	Delaware, U.S.A.

Superior Industries International Holdings, LLC	Delaware, U.S.A.

Superior Industries International Kansas, LLC	Delaware, U.S.A.

Superior Industries International Michigan, LLC	Delaware, U.S.A.

Superior Industries North America, LLC	Delaware, U.S.A.

Superior Industries de Mexico, S. de R.L. de C.V.	Chihuahua, Mexico

Superior Industries North America, S. de R.L. de C.V.	Chihuahua, Mexico

Superior Industries International Production S.R.L.	Costa Rica

Superior Industries Trading de Mexico, S. de R.L. de C.V.	Chihuahua, Mexico

Superior Industries International Netherlands B.V.	The Netherlands

Superior Industries International Cyprus Limited	Nicosia, Cyprus

Superior Shared Services S. de R.L. de C.V.	Chihuahua, Mexico